EXHIBIT 10.16
DELTA AIR LINES, INC.
2020 MANAGEMENT INCENTIVE PLAN

1. Purpose. The 2020 Management Incentive Plan (the “MIP”) is an annual incentive program sponsored by Delta Air Lines, Inc. (“Delta” or the “Company”) that is intended to closely: (a) link pay and performance by providing management employees with a compensation opportunity based on Delta achieving key business plan goals in 2020 and (b) align the interests of management employees with the Company’s other employees and stakeholders.
The MIP is being adopted under, and is subject to the terms of, the Delta Air Lines, Inc. Performance Compensation Plan (the “Performance Compensation Plan”).
Capitalized terms that are used but not defined in the MIP shall have the meaning ascribed to them in the Performance Compensation Plan.
2. Plan Administration. (a) The Personnel & Compensation Committee of the Board of Directors (the “Committee”) shall be responsible for the general administration and interpretation of the MIP and for carrying out its provisions. The Committee shall have such powers as may be necessary to discharge its duties hereunder, including, without limitation, the following powers and duties, but subject to the terms of the MIP:
(i)  authority to construe and interpret the terms of the MIP and to determine eligibility, awards and the amount, manner and time of payment of any awards hereunder;
(ii)  authority to prescribe forms and procedures for purposes of MIP participation and distribution of awards;
(iii)  authority to adopt rules and regulations and to take such actions as it deems necessary or desirable for the proper administration of the MIP, which authority may be delegated to the Company’s Chief People Officer; and
(iv) authority at any time prior to a Change in Control to eliminate or reduce the actual payout to any Participant in the MIP.
(b)  Any rule or decision by the Committee (or its delegate) that is not inconsistent with the provisions of the MIP shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law.
(c) Notwithstanding any provision of the 2020 MIP or the Performance Compensation Plan to the contrary, the minimum amount of total MIP Awards payable to eligible Participants (the “Minimum Amount”) may be fixed by the Committee (or its delegate) on or prior to December 31, 2020, but in no event earlier than December 1, 2020. Once so determined by the Committee (or its delegate), the Minimum Amount shall not be further reduced or eliminated at any time thereafter. Any portion of the Minimum Amount allocated to such Participants that may be forfeited pursuant to the terms of the 2020 MIP shall be reallocated among the other eligible Participants.
3. Eligibility. All Delta employees worldwide who are officers, managing directors (grade 13), directors (grade 12), general managers (grade 11), grade 10, grade 9S, grade 8, grade 7S or international frontline leaders (other than employees who participate in a sales incentive plan or other major functional incentive plan, as may be in effect from time to time) are eligible to participate in the MIP (“Participants”).

4. MIP Awards.

(a) General. The MIP award (the “MIP Award”) each Participant receives, if any, will be based on: (i) the Participant’s Target MIP Award, as defined below; (ii) the level of achievement within each applicable performance measure; and (iii) the occurrence of a payout for 2020 under the Company’s broad-based employee profit sharing program (the “Profit Sharing Program”), as described below. Certain additional requirements will apply to any Participant who is employed by the Company as an executive vice president or more senior officer of the Company (“Executive Officer Participant”), as discussed in Section 7(b).

(b) Performance Measures. The performance measures used will be one or more of financial, operational (“Operational Performance”), leadership effectiveness (“Leadership Effectiveness Performance”) and individual performance (“Individual Performance”). Financial performance will be comprised of two separate measures, one based solely on the Company’s performance (“Absolute Financial Performance”) and the other based on the Company’s performance relative to a comparator group (“Relative Financial Performance”). Achievement under each performance measure may range from below threshold, at which there is no payout, to the maximum performance level, at which the payout will be greater than the target level, subject to Section 4(c).

(c) Interaction with Profit Sharing Program and Individual Performance Measure. If there is no payout under the Profit Sharing Program for 2020, (i) no amount will be paid with respect to Absolute Financial Performance to any Participant regardless of whether Delta meets or exceeds that performance measure and (ii) for general manager level (grade 11) Participants and above, the actual MIP Award, if any, will not exceed such Participant’s Target MIP Award (as defined below). In addition, if a Participant’s performance under the Individual Performance Measure (applicable to Participants who are not officers) is not satisfactory, no amount will be paid with respect to Absolute Financial Performance, Relative Financial Performance and/or Operational Performance to such Participant regardless of whether Delta meets or exceeds those performance measures.

 (d) Target MIP Awards. The Target MIP Award for each Participant will be expressed as a percentage of the Participant’s Base Salary (the “Target MIP Award”) as determined by the Committee and will be communicated to Participants in such manner as the Committee deems appropriate. “Base Salary” means the actual base salary earned by a Participant during 2020.
5. Weighting of Performance Measures. Subject to Section 8, a percentage of each Participant’s Target MIP Award is allocated to one or more of Absolute Financial Performance, Relative Financial Performance, Operational Performance, Leadership Effectiveness Performance and/or Individual Performance based on the Participant’s employment level, as follows:

Performance Measures and Weightings
Employment Level	% of Target MIP Award allocated to Absolute Financial Performance	% of Target MIP Award allocated to Relative Financial Performance	% of Target MIP Award allocated to Operational Performance	% of Target MIP Award allocated to Leadership Effectiveness Performance	% of Target MIP Award allocated to Individual Performance
CEO	50%	25%	25%	0%	0%
President/SEVP	50%	25%	25%	0%	0%
EVP	50%	25%	25%	0%	0%
SVP –Fleet & Technical Procurement and SVP – CM&CO	50%	25%	25%	0%	0%
SVP	50%	15%	25%	10%	0%
VP	50%	15%	25%	10%	0%
Managing Director (Grade 13)	35%	10%	15%	0%	40%
Director (Grade 12)	35%	10%	15%	0%	40%
General Manager (Grade 11)	25%	10%	15%	0%	50%
Grades 10, 9S, 8 and 7S	0%	0%	0%	0%	100%

6. The Performance Measures—Threshold, Target and Maximum Payout Levels. The Target MIP Award and the amounts paid in connection with target levels of Absolute Financial, Relative Financial, Operational, Leadership Effectiveness and Individual Performances, are based on the achievement of the target performance level with respect to each applicable performance measure (except that Absolute Financial Performance also requires a payout under the Profit Sharing Program for 2020). A Participant’s actual MIP Award may be greater or less than the target amount based on whether performance under one or more of the performance measures applicable to the Participant exceeds or is below target performance, subject to Section 4(c). This is explained in more detail below.
(a) Absolute Financial Performance Measure. The Absolute Financial Performance measure for 2020 is based on Delta’s Pre-Tax Income (as defined below). The following table describes the performance ranges and award payout levels for 2020 Absolute Financial Performance, subject to Section 4(c):

	Threshold	Target	Maximum
% of Target Absolute Financial Performance Measure Paid	50%	100%	200%
Required 2020 Pre-Tax Income	$6,969 Million	$8,341 Million	$8,991 Million

Payouts will be interpolated when Pre-Tax Income results fall above Threshold and below Target or above Target and below Maximum.
 “Pre-Tax Income” will be the amount of Pre-Tax Income, if any, determined under the Profit Sharing Program for 2020.1

        (b) Relative Financial Performance Measure. The Relative Financial Performance measure will be measured based on the comparison of Delta’s Annual Pre-Tax Income Margin for the 2020 calendar year relative to the Composite Performance of the members of the Industry Composite Group for the 2020 calendar year (as such capitalized terms are defined below). The following table describes the performance ranges and payout levels for 2020 Relative Financial Performance, subject to Section 4(c):

	Threshold	Target	Maximum
% of Target Relative Financial Performance Measure Paid	50%	100%	200%
Delta’s 2020 Annual Pre-Tax Income Margin relative to Composite Performance of Industry Composite Group for the same period	+2.0 points above Composite Performance	+3.0 points above Composite Performance	+4.0 points above Composite Performance

Payouts based on Relative Financial Performance will be straight-line interpolated when actual performance results fall above Threshold and below Target or above Target and below Maximum.

        “Annual Pre-Tax Income Margin” for Delta and each member of the Industry Composite Group shall be calculated by using the subject company’s Pre-Tax Income and Total Operating Revenue for the 2020 calendar year and the following formula: (A÷B), where:

A = Pre-Tax Income for 2020; and

B = Total Operating Revenue for 2020.

“Composite Performance” means, for purposes of determining the total Annual Pre-Tax Income Margin for the Industry Composite Group, the result obtained by treating the members of the Industry Composite Group as if they were one combined entity.

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1 The Profit Sharing Program for 2020 defines “Pre-Tax Income” as follows: for any calendar year, the Company’s consolidated pre-tax income calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) and as reported in the Company’s public securities filings, but excluding: (a) all asset write downs related to long term assets; (b) gains or losses with respect to employee equity securities; (c) gains or losses with respect to extraordinary, one-time or nonrecurring items; and (c) expense accrued with respect to the Profit Sharing Program.

“Industry Composite Group” means Alaska Air Group, Inc., American Airlines Group, Inc., JetBlue Airways Corporation, Southwest Airlines, Co., and United Continental Holdings, Inc.

“Pre-Tax Income” means the subject company’s consolidated pre-tax income based on its regularly prepared and publicly available statements of operations prepared in accordance with GAAP, but excluding mark-to-market adjustments.

“Total Operating Revenue” means the subject company’s total operating revenue based on its regularly prepared and publicly available statements of operations prepared in accordance with GAAP; provided, with respect to Delta, Total Operating Revenue shall exclude the portion of revenue associated with refinery sales to third parties net of exchange.

In determining the Annual Pre-Tax Income Margin for Delta and each member of the Industry Composite Group, the Committee shall make such adjustments with respect to any subject company as is necessary to ensure the results are comparable, including, without limitation, differences or changes in accounting policies, standards, practices, guidelines, reclassifications or restatements (for example, fuel hedging, purchase accounting adjustments associated with mergers, acquisitions or divestures, or fresh start accounting as a result of emergence from bankruptcy). Without limiting the generality of the foregoing, the Committee shall (i) make such determinations based on financial data filed by the subject company with the U.S. Securities and Exchange Commission or otherwise and (ii) exclude from any calculation any item of gain, loss or expense determined to be special or unusual in nature or infrequent in occurrence.

A company shall be automatically removed from the Industry Composite Group in the event that any of the following occur during or with respect to the 2020 calendar year: (i) such company ceases to maintain or does not timely prepare publicly available statements of operations prepared in accordance with GAAP; (ii) such company is not the surviving entity in any merger, consolidation or other non-bankruptcy reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of such company); (iii) such company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a previously wholly owned subsidiary of such company); (iv) such company is dissolved and liquidated; or (v) more than 20% of such company's revenues (determined on a consolidated basis based on the regularly prepared and publicly available statements of operations of such company prepared in accordance with GAAP) for any fiscal year of such company are attributable to the operation of businesses other than such company's airline business and such company does not provide publicly available statements of operations with respect to its airline business that are separate from the statements of operations provided with respect to its other businesses.

To the extent reasonably practicable, in the event of a merger, consolidation or similar transaction during the 2020 calendar year between Delta and any other airline, including a member of the Industry Composite Group, or between any member of the Industry Composite Group and any other airline, including another member of the Industry Composite Group (an “Airline Merger”), Annual Pre-Tax Income Margin for any such company involved in an Airline Merger will be calculated on a combined basis as if the Airline Merger had occurred on January 1, 2020, removing the effects of purchase accounting-related adjustments. Furthermore, to the extent reasonably practicable, in the event of an acquisition or divestiture or similar transaction during 2020 calendar year between Delta and any regional carrier or between any member of the Industry Composite Group and any regional carrier (a “Regional Carrier Transaction”), Annual Pre-Tax Income Margin for any such company involved in a Regional Carrier Transaction will be calculated to remove the impact of any reclassifications of costs from (or to) such company’s presentation of contract carrier expense to (or from) the other expense line items on the statement of operations (determined based on the regularly prepared and publicly available statements of operations of such company prepared in accordance with GAAP).

(c) Operational Performance Measures. The Operational Performance measures for 2020 are based on both Delta and Delta Connection operational performance, with (i) Delta’s operational performance accounting for 75% of the measure and (ii) Delta Connection performance accounting for 25% of the measure. Delta’s Operational Performance is based on the number of times during 2020 that Delta meets or exceeds its monthly goals under the broad-based employee shared rewards program (the “Shared Rewards Program”). Delta Connection’s Operational Performance is based on the number of times during 2020 that the Delta Connection carriers meet or exceed their monthly operational goals for (x) completion factor and (y) on-time arrival performance (the “Delta Connection Goals”). The Delta Connection Goals and the methodology for determining whether these goals are met are described in Exhibit A hereto. The following table describes the performance ranges and award payout levels for 2020 Operational Performance, subject to Section 4(c):

	Threshold	Target	Maximum
Shared Rewards Program
% of Target Payout for this Performance Measure (75% Weighting)	37.50%	75%	150%
Number of monthly Shared Rewards Program goals actually met during 2020	21	28	35 or more
Delta Connection Goals
% of Target Payout for this Performance Measure (25% Weighting)	12.50%	25%	50%
Number of Delta Connection Goals actually met during 2020	9	14	19 or more
Payouts based on the Shared Rewards Program and Delta Connection Goals will be straight-line interpolated when actual performance results fall above Threshold and below Target or above Target and below Maximum.

(d) Leadership Effectiveness Performance Measure. The Leadership Effectiveness Performance measure (generally applicable to Participants who are vice presidents or senior vice presidents) for 2020 will be based on an evaluation of whether a Participant has demonstrated leadership attributes and results during 2020, including, among other things, supporting diversity and inclusion, providing talent management, meeting financial and headcount budget, improving employee engagement and being a role model for the Rules of the Road. The performance ranges and award payout levels will be determined by the Committee, subject to Section 4(c).
(e) Individual Performance Measure. The Individual Performance measure (applicable to Participants who are not officers) is generally determined by each Participant’s performance evaluation at the end of 2020. The performance ranges and award payout levels will be determined by the Committee, subject to Section 4(c).

7. Timing of Award Payments.

(a) In General. Subject to Sections 7(b) and 8(a), any payouts to a Participant under the MIP for 2020 will be made in cash as soon as practicable after (i) the Committee certifies the achievement of the required Absolute Financial Performance, Relative Financial Performance and Operational Performance results and (ii) where applicable, Leadership Effectiveness Performance results have been determined and individual performance has been evaluated, but in no event later than March 15, 2021, unless it is administratively impracticable to do so, and such impracticability was unforeseeable at the end of 2020, in which case such payment shall be made as soon as administratively practicable after March 15, 2021. Further, unless a payout for 2020 under the Profit Sharing Program occurs after March 15, 2021, any payout under the 2020 MIP will not be made prior to a payout for 2020 under the Profit Sharing Program; provided, however, if it is determined there will be no payout for 2020 under the Profit Sharing Program, any MIP Awards that are payable based on Relative Financial Performance, Operational Performance, Leadership Effectiveness Performance or Individual Performance will be paid as soon as practicable thereafter, but in no event later than March 15, 2021, unless it is administratively impracticable to do so, and such impracticability was unforeseeable at the end of 2020, in which case such payment shall be made as soon as administratively practicable after March 15, 2021.

        (b) Executive Officer Participants. Payouts under the MIP to Participants who, as of December 31, 2020, are Executive Officer Participants will be subject to the following terms and conditions:

(i) Payment in Restricted Stock. If there is no payout under the Profit Sharing Program for 2020, any payout under the MIP to an Executive Officer Participant will be made in shares of Restricted Stock rather than in cash, with the number of shares of Restricted Stock being equal to the result of the following formula (“MIP Restricted Stock”): (A÷B), where2:

A = the amount of the payout to the Executive Officer Participant under the MIP had the payout been made in cash; and

         B = the closing price of a Share on the New York Stock Exchange on the later of (1) the date that the Committee approves the payouts, if any, to the Executive Officer Participants under the MIP following the Committee’s certification of the achievement of the required performance measures as described in Section 7(a) and (2) the third business day following the date on which the Company publicly announces its annual financial results if this date is scheduled in the same month that the Committee approves such payouts, if any.

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2 If this formula results in any fractional share, the MIP Restricted Stock will be rounded up to the next highest ten shares.

(ii) Lapsing of Restrictions; Forfeiture. Until the restrictions imposed by this Section 7(b)(ii) (the “Restrictions”) have lapsed pursuant to the terms below, an Executive Officer Participant will not be permitted to sell, exchange, assign, transfer or otherwise dispose of the MIP Restricted Stock, and the MIP Restricted Stock will be subject to forfeiture as set forth below.

(A) The Restrictions shall lapse and be of no further force or effect on the earlier of the date (1) there is a payout under the Profit Sharing Program unless, prior to such payout, the Executive Officer Participant incurs a Disqualifying Termination of Employment or (2) an Executive Officer Participant incurs a Qualifying Termination of Employment. The MIP Restricted Stock will be immediately forfeited if, prior to the lapsing of the Restrictions, the Executive Officer Participant incurs a Disqualifying Termination of Employment.
(B) “Disqualifying Termination of Employment” means an Executive Officer Participant’s Termination of Employment by the Company for Cause.

(C) “Qualifying Termination of Employment” means an Executive Officer Participant’s Termination of Employment (1) by the Company without Cause or (2) due to death or Disability.

(D) For purposes of this Section 7(b)(ii), if an Executive Officer Participant incurs a Termination of Employment by reason of (1) a voluntary resignation (including the Termination of Employment by the Participant if he or she is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate) or (2) Retirement, the Restrictions shall lapse and be of no further force or effect on the date there is a payout under the Profit Sharing Program as if such Executive Officer Participant’s employment had continued through such date.

(iii) Dividends. In the event a cash dividend shall be paid in respect of Shares at a time the Restrictions on the MIP Restricted Stock have not lapsed, the Participant shall be eligible to receive the dividend upon the lapse of the Restrictions. The Restrictions shall apply to any such dividend.

(iv) Performance Compensation Plan; Written Notice. The MIP Restricted Stock will otherwise be subject to the terms of the Performance Compensation Plan. In the event any Executive Officer Participant’s MIP Award is converted to MIP Restricted Stock, such Participant will receive a written notice of such conversion with the details thereof as soon as practicable after the MIP payment date.

8. Change in Employment Status.

(a) Termination of Employment.

(i) A Termination Event in 2020—General. Except as expressly set forth in this Section 8, in the event a Participant’s employment with Delta terminates for any reason prior to the end of the workday on December 31, 2020, such Participant will be ineligible for any award under the MIP. In other words, if a Participant is employed according to Company records through the end of the workday on December 31, 2020, the Participant will be eligible for any award earned under the MIP for 2020, including, if applicable, MIP Restricted Stock.

(ii) Termination on or after January 1, 2021. Subject to Section 7(b), a Participant who incurs a Termination of Employment for any reason other than for Cause on or after January 1, 2021 will remain eligible for any unpaid MIP Award, which award will be paid according to the terms of Section 7(a). A Participant who is terminated by the Company for Cause on or after January 1, 2021 will forfeit any unpaid MIP Award.

(iii) Pro-Rated MIP Awards.

(A) Disability or Retirement. This Section 8(a)(iii)(A) applies to any Participant who incurs a Termination of Employment prior to January 1, 2021 due to the Participant’s Disability or Retirement. Subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, such Participant will be eligible to receive a MIP Award based on the Participant’s Base Salary determined as of his or her Termination of Employment date, but otherwise in the same manner, to the same extent and at the same time as the Participant would have received such MIP Award if such Participant’s employment had continued through December 31, 2020 (i.e., based on achievement of applicable performance measures). The Individual Performance Measure will be calculated based on target level performance, or, at the discretion of the Company, a higher level based on the Participant’s most recent performance evaluation prior to the Termination of Employment.

(B) Termination of Employment Without Cause or Resulting in Benefits under the Severance Plans. This Section 8(a)(iii)(B) applies to any Participant who incurs a Termination of Employment prior to January 1, 2021 due to either (1) a Termination of Employment by the Company without Cause or (2) for any other reason that entitles such Participant to benefits under the Delta Air Lines, Inc. Officer and Director Severance Plan or any other Company-sponsored severance plan in which a Participant is eligible to participate (the “Severance Plans”). Subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, such Participant will be eligible to receive a MIP Award based on the Participant’s Base Salary determined as of his or her Termination of Employment date, but otherwise in the same manner, to the same extent and at the same time as the Participant would have received such MIP Award if such Participant’s employment had continued through December 31, 2020 (i.e., based on achievement of applicable performance measures). The Individual Performance Measure will be calculated based on target level performance, or, at the discretion of the Company, a higher level based on the Participant’s most recent performance evaluation prior to the Termination of Employment.

(C) Death. This Section 8(a)(iii)(C) applies to any Participant who incurs a Termination of Employment prior to January 1, 2021 due to the Participant’s death. The Participant’s estate will be eligible to receive a payment equal to the Participant’s Target MIP Award determined as of his or her Termination of Employment date made in cash as soon as practicable after the Participant’s Termination of Employment, but in no event later than 2½ months following the end of the year in which the Termination of Employment occurs.
(b) Other Changes in Employment Status. The terms of this Section 8(b) shall apply to circumstances involving new hires, promotions, demotions, transfers or leaves of absence during 2020. After a Participant’s Target MIP Award is determined under this Section 8(b), the appropriate weighting of performance measures will apply to each portion of such Target MIP Award as set forth in Section 5. The end of year performance evaluation will apply to any Individual Performance measure applicable to the Participant unless the Participant is no longer subject to the such evaluation process after the change in employment status, in which case the most recent performance evaluation will apply. Any MIP Awards payable under this Section 8(b) will be paid at the same time and in the same manner as such awards are paid to active Participants, subject to Section 7(b).

(i) New Hires. With respect to any individual who becomes employed by Delta in a MIP-eligible position during 2020 but after January 1, 2020, such individual will be a Participant in the MIP and will be eligible to receive an award under the MIP for 2020.

(ii) Promotions. Participants who are either promoted into a MIP-eligible employment level or promoted into a higher level of MIP participation during 2020 will have their Target MIP Award calculated based on their Base Salary earned during each MIP-eligible employment level, multiplied by the relevant total target award percentage applicable to their position or positions during 2020.

(iii) Demotions. Participants who are either demoted to a position that is not eligible to participate in the MIP or demoted to a lower level of MIP participation during 2020 will have their Target MIP Award calculated based on their Base Salary earned during each MIP-eligible job level, multiplied by the relevant total target award percentage applicable to their position or positions during 2020.

(iv) Transfers. In the event that during 2020, a Participant transfers employment from Delta to a Delta subsidiary or Affiliate that does not participate in the MIP, the Participant will have his or her Target MIP Award calculated based on his or her Base Salary earned as of the date immediately prior to the date the transfer is considered effective for purposes of the MIP, multiplied by the relevant total target award percentage applicable to his or her MIP-eligible position.

(v) Leaves of Absence. In the event that during 2020, a Participant goes on any type of leave at any time during 2020, the Participant will have his Target MIP Award calculated, subject to Section 8(b)(vi), based on his or her Base Salary earned during 2020 while actively employed, multiplied by the relevant total target award percentage applicable to his or her MIP-eligible position.

(vi) Military Leave. In the event that at any time during 2020, a Participant is on a Military Leave of Absence, his or her Base Salary shall be equal to the Base Salary the Participant earned during 2020 plus any amount of base salary such Participant would have earned had he or she been actively employed by Delta in any corresponding MIP-eligible position during such leave. “Military Leave of Absence” means a Participant’s absence from his or her position of employment at any time during 2020 because of service in the uniformed services, as defined under the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended (“USERRA”); provided, that a Participant must provide the Company appropriate evidence that his or her absence was due to service in the uniformed services and the period of such service in order to be considered to be on a Military Leave of Absence for purposes of the MIP. For purposes of the MIP, any Participant who is absent due to military service (according to Delta’s records) as of December 31, 2020 and has been on such leave for a cumulative period (during the period he or she has been employed by Delta) of five years or less, will be presumed to be on a Military Leave of Absence. Any Participant who is similarly absent due to military service (based on Delta’s records) and who has been on such leave for a period of more than five years will not be considered to be on a Military Leave of Absence until he or she provides appropriate evidence that he or she is entitled to an exception to the five-year limit on uniformed service as set forth in USERRA.

9. Treatment of Payments Under Benefit Plans or Programs. MIP payments, which for an Executive Officer Participant who receives MIP Restricted Stock means the amount of the payout to the Executive Officer Participant under the MIP had the payout been made in cash, will be considered as earnings under any benefit plan or program sponsored by Delta only to the extent such payments are included as earnings under the terms of the specific plan or program; provided, however, that any MIP payment made to an Executive Officer Participant in MIP Restricted Stock will be considered as earnings only for purposes of the Company’s restoration payment program, as in effect from time to time. If such payments are included, unless otherwise provided in such plan or program, Participants will be eligible to contribute amounts paid under the MIP into such plans in the same manner and to the same extent as their ordinary compensation and any amounts so contributed will be subject to any applicable Company contributions and/or matches. Notwithstanding anything to the contrary in this Section 9 and except as otherwise provided under the terms of any defined contribution plan sponsored by the Company, any MIP payment received in connection with a Termination of Employment shall not be considered earnings under any benefit plan or program sponsored by Delta.

10. Effective Date. The MIP will become effective as of January 1, 2020; provided however, if on or before the date the Committee adopts the MIP any employee who would otherwise have participated in the MIP is informed that his or her employment will be terminated by the Company without Cause, any severance such employee is entitled to receive will be calculated based on the 2019 Management Incentive Plan as in effect as of December 31, 2019.

11. Amendment. Except as otherwise expressly set forth in this Section and Section 14, the terms of Section 14 of the Performance Compensation Plan shall apply to any amendment or termination of the MIP. In addition, the terms applicable to any Participant (other than an Executive Officer Participant) will be subject in their entirety to the terms of any offer letter or other document to which the Participant has agreed, including, without limitation, to provide alternative performance measures or performance measure weightings. The terms of such offer letter or other document, if contrary to the terms of the MIP, shall govern the rights of the corresponding Participant.

12. Fractions. Any calculation under the MIP that results in a fractional amount will be rounded up to two decimal points.

13. Section 409A of the Code. Notwithstanding anything in the MIP to the contrary, any payments or benefits under the MIP are intended to be exempt from the applicable requirements of Section 409A of the Code and the regulations promulgated thereunder (together, “Section 409A”) and shall be limited, construed and interpreted in accordance with such intent; provided, however, to the extent that any amount paid hereunder in connection with a Termination of Employment constitutes deferred compensation under Section 409A and is paid to a “specified employee” as defined in Section 409A, the payment of such amount will be delayed for six months.

14. Clawback. Notwithstanding anything to the contrary in the MIP and subject to further amendment of this Section 14 to the extent required to be in compliance with any applicable law or regulation or Delta’s internal clawback policy, as it may be amended from time to time, if the Committee determines that a vice president or more senior officer Participant has engaged in fraud or misconduct that caused, in whole or in part, the need for a required restatement of Delta’s financial statements filed with the U.S. Securities and Exchange Commission, the Committee will review all incentive compensation awarded to or earned by such Participant, including, without limitation, any MIP Award, with respect to fiscal periods materially affected by the restatement and may recover from the Participant all such incentive compensation to the extent that the Committee deems appropriate after taking into account the relevant facts and circumstances. Any recoupment hereunder may be in addition to any other remedies that may be available to Delta under applicable law, including, disciplinary action up to and including termination of employment.

EXHIBIT A—DELTA CONNECTION GOALS:
Delta Connection’s Operational Performance will be based on the number of times during 2020 that the group of Delta Connection carriers meets or exceeds its monthly operational goals for completion factor and on-time arrival performance (the “Delta Connection Goals”). The monthly Delta Connection Goals are included on the following table:

	Completion Factor 2020 Goal		On-Time Arrival Performance 2020 Goal
Month in 2020	Relative CF	Absolute CF	Relative A0	Absolute A0
January	1st	97.2%	1st	65.8%
February	1st	96.9%	1st	70.3%
March	1st	97.9%	1st	65.5%
April	1st	98.5%	1st	72.9%
May	1st	99.0%	1st	69.2%
June	1st	98.2%	1st	68.0%
July	1st	98.4%	1st	67.6%
August	1st	99.7%	1st	70.1%
September	1st	99.7%	1st	75.6%
October	1st	99.7%	1st	76.1%
November	1st	99.7%	1st	73.1%
December	1st	98.7%	1st	66.5%
Overall	1st	98.7%	1st	70.0%

The monthly goal in each performance category may be met by achieving either the specific numeric target or ranking (with a comparator group ranking of “1” being the best performance).

A.The primary source of reported metrics used to calculate performance will be each Delta Connection carrier’s data which flows into Delta’s data warehouse.

B. All domestic and international Delta Connection carrier system operations subject to capacity purchase agreements and/or revenue proration agreements will be included in the performance measures, including the operations of, Endeavor Air, Republic Airlines and SkyWest, but excluding any revenue proration operations with respect to which passenger reservations are not reflected on Delta’s reservations system (the “Delta Connection Program”). In the event that a carrier enters or leaves the Delta Connection Program, that carrier’s operations will be included or excluded from the performance measures as applicable.

C. The monthly calculation for completion factor will be as follows:
1.  Add all Delta Connection scheduled system operations for the month.
2.  Add all Delta Connection system completed flights for the month (including flights canceled by one carrier and covered by another via an extra section, which also includes flights changed to Delta aircraft).
3.  Divide the result of C.2 by the result of C.1 for a combined Delta Connection system completion factor.

D. The monthly calculation for on-time performance will be as follows:
1.  Add all Delta Connection completed system operations for the month.

2.  Add all Delta Connection system on time operations for the month. On time operations are defined as the number of flights that arrive at the scheduled destination at the scheduled arrival time.
3.  Divide the result of D.2 by the result of D.1 for a combined Delta Connection system on-time performance measure.

E. All calculations will be performed and validated by Delta Connection Operations.
F. The comparator group for the relative measure shall include the regional portfolios for Alaska Air Group, Inc., United Continental Holdings, Inc. and American Airlines Group, Inc. and the data is compiled by a third party selected by the Company.